<FILENAME>ims112206abi_ex99-1.txt
                                                                    EXHIBIT 99.1
                               PRESS RELEASE

        International Monetary Systems to Acquire Alliance Barter, Inc.

New Berlin, Wis. - November 22, 2006 -- International Monetary Systems, Ltd. (OTCBB:INLM), a worldwide leader in business-to-business barter services, today announced that it has entered into an agreement to acquire Alliance Barter, Inc.
(ABI), one of America's leading trade exchanges. ABI has offices in Rochester, NY and Toronto, Canada, and also serves clients in Buffalo and Syracuse, NY.

Commenting on the transaction, Don Mardak, CEO of International Monetary Systems, stated: "This is another wonderful addition to our growing family of trade exchanges. Steve Webster, founder and owner of Alliance Barter, has been a long-time leader in the barter industry. He is a member of the Barter Hall of Fame and is the only person who has been president of both NATE and IRTA, the two industry associations. Steve will stay involved with our company for the transition and, hopefully, will continue to share his wisdom and leadership in the future.

"Alliance Barter has one of the strongest trade-dollar currencies in North America and will bring a wealth of new products and services into the IMS barter network. This merger of our two fine companies will enhance our dominance of the barter industry and will open the door to expanding our market into Canada. We expect to conclude this transaction in January which, combined with our recent acquisition of National Trade Association, should have a significant positive impact on our revenue for 2007."

International Monetary Systems, Ltd. recently announced record trade volume, revenue, and new-client enrollments for October.

About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves more than 15,000 customers representing 22,000 cardholders in 40 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables businesses and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and the International Reciprocal Trade Association (IRTA). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.

Contact:
International Monetary Systems, Ltd., New Berlin, WI
John Strabley, 800-559-8515
http://www.internationalmonetary.com